Exhibit 10.1
Employment Agreement
          This Employment Agreement (the “Agreement”) is entered into as of January 1, 2007 (the “Effective Date”) by and between Countrywide Financial Corporation (the “Company”) and David Sambol (“Executive”).
     1. Term.
          The Company employs Executive and Executive accepts such employment, upon the terms and conditions in this Agreement, from January 1, 2007 to and including December 31, 2009 (the “Expiration Date”), unless earlier terminated in accordance with the terms of this Agreement (the “Term”).
     2. Duties.
          (a) Title and Duties. Executive shall serve as President and Chief Operating Officer of the Company and as Chairman and Chief Executive Officer of Countrywide Home Loans, Inc. Executive’s duties hereunder shall be the usual and customary of such offices. Executive shall have such other duties and responsibilities, consistent with Executive’s titles, as the Chairman and Chief Executive Officer of the Company and/or the Board of Directors of the Company (the “Board”) shall determine from time to time. Executive agrees to devote full business time and attention to the business of the Company. Executive shall perform his duties to the Company faithfully and shall abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Executive agrees to serve without additional remuneration in such executive capacities for one or more direct or indirect subsidiaries of Company as the Board may from time to time request, subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitations under applicable law.
          (b) Other Positions. Nothing herein shall prevent Executive, upon prior approval of the Board, from serving as a director or trustee of other corporations or businesses that are not in competition with the Company or with any of the Company’s affiliates, so long as such activities are approved in advance by the Board and do not interfere with Executive’s duty to the Company. Nothing herein shall prevent Executive from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the Company or with any of the Company’s affiliates, so long as such activities do not interfere with Executive’s duties to the Company. Executive may make and manage personal investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, so long as such activities and services do not interfere with Executive’s duties to the Company.
     3. Compensation.
          (a) Base Salary. The Company will pay to Executive a base salary at the annual rate of $1,400,000 for the calendar year 2007. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company’s customary practices. The Company will review Executive’s salary annually and may make annual adjustments (which may be increases but not decreases) as determined in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). Notwithstanding the foregoing, all amounts payable under this Section 3(a) that the Company reasonably determines not to be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) shall be automatically deferred under the terms of the Countrywide Corporation Amended and Restated Deferred Compensation Plan as it may be amended or replaced (the “Deferred Compensation Plan”) until such time that Executive is no longer employed by the Company or any of its subsidiaries.
           (b) Promotion Bonus. In consideration of Executive’s increased responsibilities and efforts in 2006 associated with becoming the President and Chief Operating Officer of the Company, Executive shall receive a cash lump sum bonus of $2,625,000 within thirty (30) days following his execution of this Agreement.
           (c) Annual Bonus.
          (i) The Company shall pay to Executive for each calendar year ending during the Term of this Agreement, an incentive compensation award in an amount determined pursuant to the terms and conditions of the Amended and Restated Countrywide Financial Corporation Annual Incentive Plan, or such other annual incentive plan designated by the Compensation Committee (the “Annual Incentive Plan”) based on the Company’s Return on Equity and Net Income (as such terms are defined for purposes of the Company’s Annual Incentive Plan). The incentive compensation award opportunity for each year described herein shall have a target value of $3,870,000 and a maximum value of $6,250,000. For each calendar year ending during the Term of this Agreement, the Compensation Committee has established performance goals such that the annual incentive opportunity will be equal to the amount of the Net Income (“NI”) shown in the column of the table shown below with respect to the corresponding levels of the Company Return on Equity (“ROE”); provided, however that, in the event that the Company’s Earnings Per Share (“EPS”) in 2007 equals or exceeds $4.30 per share, then the amount of Executive’s incentive compensation award for 2007 shall be the greater of (A) $5,250,000 or (B) the amount determined according to the table shown below; provided further, that the maximum payout value of Executive’s annual incentive award for 2007 and for any other calendar year during the Term of this Agreement shall not exceed $6,250,000.

Company’s Return	Share Rate on Net Income Above Return on
on Equity	Equity Target
<10%	0.00% of NI
10%-12%	0.275% of NI over 10% ROE
>12%	0.275% of NI between 10% and 12% ROE, plus 0.40% of NI over 12% ROE

The Company’s total equity value for purposes of Executive’s incentive compensation award opportunity for each calendar year shall be determined as of December 31 of the prior calendar year. In the event that an acquisition, reorganization, merger, consolidation, share repurchase or other similar transaction occurs during the Term, or in the event of any other material non-recurring or unanticipated event during the Term, the Committee, after consultation with Executive, shall adjust the Return on Equity and Net Income targets in the table above to preserve (but not increase) the potential value of Executive’s incentive compensation award, provided that such adjustment shall only be made if the Committee, after consultation with Executive, reasonably determines that the adjustment will not affect the deductibility of the incentive compensation award under Section 162(m) of the Code.
          (ii) Any amount payable under this Section 3(c) that would exceed the applicable limit for performance-based compensation under the Annual Incentive Plan or that the Company otherwise reasonably determines, after consultation with Executive, not to be deductible for federal income tax purposes under Section 162(m) of the Code shall be deferred as set forth in Section 3(a) hereof.
          (iii) In the event that Executive’s employment hereunder shall terminate prior to December 31, 2009 under Section 4(a) (Disability) or Section 4(b) (death), Executive or his estate shall be entitled to receive an incentive compensation payment for such portion of the calendar year in which the Employment Termination Date occurs on the same terms as set forth in the foregoing provisions of this Section 3(c) except that the amount payable hereunder shall be adjusted by multiplying it by a fraction, the numerator of which is the number of days during such year that Executive was employed by the Company and the denominator of which is 365.
           (d) Equity Awards.
          (i) Grants of Equity Awards. Effective on April 1 (or the next business day following April 1, if April 1 is not a business day) of each calendar year beginning during the Term, Executive shall receive a long-term incentive compensation award in the form of performance-based restricted stock units (“RSUs”) and stock appreciation rights (“SARs”). The RSU awards and SAR awards shall be granted pursuant to the terms of the Countrywide Financial Corporation 2006 Equity Incentive Plan, or such other equity incentive plan or plans as may be in effect or come into effect prior to the end of the Term (the “Equity Plan”). The number of shares of the Company’s common stock subject to each annual RSU award and SAR award shall be that number of whole shares that results in a grant date value for each award of no less than $4,500,000, resulting in an annual aggregate grant date value for the long-term incentive compensation opportunity of no less than $9,000,000. The grant date value of an RSU award will be determined by the Committee based on the fair market value (as defined in the Equity Plan) of the Company’s common stock on the grant date, and the grant date value of an SAR award shall be determined by the Committee in accordance with the same assumptions and methodologies used to determine similar awards to the Company’s other senior officers and used to value such awards in the Company’s financial statements for the reporting period preceding the grant date.
          (ii) Vesting and Payment of RSUs. Not later than 90 days after January 1 of each calendar year beginning during the Term, the Committee shall provide that each annual RSU grant shall become earned and vested in three equal annual installments subject to the service and performance conditions set forth below. Each annual RSU grant shall be evidenced by an award agreement that sets forth the vesting terms approved by the Committee and provides that each annual RSU grant shall be paid out as described herein:
               (A) One-third of the RSUs subject to the award shall become earned and vested on the date the Committee determines that the Company’s Return on Equity (as defined for purposes of the Equity Plan) for the calendar year in which the RSU award is granted equals or exceeds 12%, provided that Executive remains employed by the Company through December 31 of such year of grant. Another one-third of the RSUs subject to the award shall become earned and vested on the date that the Committee determines that the Company’s Return on Equity for the first calendar year following the year of grant of the award equals or exceeds 12%, provided that Executive remains employed by the Company through December 31 of the first year following the year of grant. The final one-third of the RSUs subject to the award shall become earned and vested on the date that the Committee determines that the Company’s Return on Equity for the second calendar year following the year of grant of the award equals or exceeds 12%, provided that Executive remains employed by the Company through December 31 of the second year following the year of grant. Upon the determination by the Committee that the Company’s Return on Equity for any calendar year during the three-year vesting period failed to equal at least 12% (and the vesting of the RSU award has not previously been accelerated pursuant to the provision of Section 3(d)(ii)(B) below), then the one-third of the RSUs originally subject to the award that would have otherwise vested shall immediately terminate and be forfeited. In the event that an acquisition, reorganization, merger, consolidation, share repurchase or other similar transaction occurs during any calendar year in the Term, or in the event any other material non-recurring or unanticipated event occurs during any calendar year in the Term, the Committee, after consultation with Executive, shall adjust the 12% Return on Equity vesting target described above for such year and future years, if applicable, to preserve (but not increase) the intended incentives and potential value of Executive’s RSU award, provided that any such adjustment shall only be made if the Committee reasonably determines, after consultation with the Executive, that the adjustment will not affect the deductibility of Executive’s RSU award under Section 162(m) of the Code.
               (B) Upon a Change in Control as defined in the Equity Plan (provided Executive’s employment has not earlier terminated) or upon Executive’s termination of employment for any reason other than Cause or voluntary termination without Good Reason, the unvested portion of an RSU award granted under this Section 3(d) that has not previously been forfeited shall immediately become 100% vested.
               (C) The RSUs shall be paid in the form of shares of the Company’s common stock as soon as practicable, and in any event within two (2) months, following the vesting date, provided that payment shall be delayed as provided in Section 3(a) to the extent the Company reasonably determines, after consultation with Executive, that the delivery of such shares would not be deductible for federal income tax purposes under Section 162(m) of the Code.
          (iii) Vesting and Exercise of SARs.
               (A) Each annual SAR grant shall (I) be granted with an exercise price equal to fair market value (as defined under the Equity Plan) of the Company’s common stock on the date of grant, (II) have a term of five (5) years and (III) provide that the value of the SAR award (if any) shall be settled in shares of the Company’s common stock. Each grant of an SAR award shall be evidenced by an award agreement that provides that the SAR award shall become vested and exercisable in three equal annual installments beginning on the December 31 immediately following the grant date, subject to Executive’s continued employment through each such vesting date.
               (B) The vesting of each SAR award shall be accelerated upon a Change in Control as defined in the Equity Plan (provided Executive’s employment has not earlier terminated) or upon Executive’s termination of employment for any reason other than Cause or voluntary termination without Good Reason.
          (iv) Other Terms of Equity Awards. The award agreements for each annual grant of RSUs and SARs shall also contain such other terms and provisions as reasonably determined by the Committee that are not inconsistent with the foregoing or the other provisions of this Agreement.
          (e) Savings, Retirement and Welfare Benefit Plans. Executive shall be eligible for participation in benefit plans, practices, policies and programs provided by the Company (including, but not limited to, savings, retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) that are generally applicable to other executive officers of the Company, and for which he is eligible to participate, as they are in effect from time to time.
             (f) Fringe Benefits. Executive shall be entitled to participate in all other benefit programs, if any, that the Company makes available for participation by its other executive officers and for which he is eligible to participate.
             (g) Other Fringe Benefits. Executive shall be entitled to the following additional fringe benefits:
     (i) Employer Automobile.
     During the Term of this Agreement, the Company shall provide Executive with the use of an automobile reasonably comparable to the automobile that the Company is providing to Executive as of the Effective Date. The Company shall be responsible for any initial payment, monthly lease payments, taxes and license fees and property and casualty liability insurance payments with such coverage limits and deductible amounts as shall be reasonably acceptable to Executive. Executive shall be responsible for all maintenance and repairs to the automobile and all other expenses associated with the automobile. At Executive’s option, the Company shall in lieu of the foregoing provide an automobile allowance in an amount equal to the total of the above lease payments, taxes, license fees, property and casualty liability insurance.
     (ii) Country Club Membership.
     The Company shall pay or cause to be paid, on Executive’s behalf, the full amount of membership fees in Sherwood Country Club. In addition, the Company shall reimburse Executive for all monthly club dues as well as for any Company-related charges in accordance with the Company’s normal policy regarding expense reimbursement.
             (h) Vacation and Sick Pay. Executive shall be entitled to paid vacation and sick pay in accordance with the plans, policies, programs and practices as in effect generally with respect to other executive officers of the Company.
             (i) Reimbursement of Business Expenses. During the Term of this Agreement, the Company shall reimburse Executive promptly for all expenditures (including travel, entertainment, parking and business meetings to the extent that such expenditures meet the requirements of the Code for deductibility by the Company for federal income tax purposes or are otherwise in compliance with the rules and policies of the Company and are substantiated by the Executive as required by the Internal Revenue Service and rules and policies of the Company.
             (j) Business Travel Expenses. During the Term, the Company shall bear the cost of business-related travel expenses for Executive (and his spouse) on Company owned or leased aircraft in accordance with the terms of the Company’s aircraft policy in effect on the date hereof.
             (k) Financial Consulting Services. During the Term, the Company will make available financial consulting services of AYCO (or another comparable financial consulting firm selected by Executive) substantially similar to such services made available to senior executives of the Company from time to time.
     4. Termination.
(a) Disability.
     (i) In the event that Executive would qualify for permanent disability benefits under the Employer’s Long Term Disability Plan (the “LTD Plan”), or if Executive does not participate in the LTD Plan, would have qualified for permanent disability had Executive been a participant in the LTD Plan, (a “Disability”), Executive’s full-time employment hereunder may be terminated, by written Notice of Termination from the Company to Executive.
     (ii) The Company shall continue, from the Termination Date (as defined in Section 4(g) below) until Executive’s death or the fifth anniversary of such notice, whichever first occurs (the “Disability Payment Period”), (A) to pay compensation to Executive, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (I) fifty percent (50%) of Executive’s base salary in effect immediately prior to the termination, minus (II) the amount of any cash payments to him under the terms of the Company’s disability insurance or other disability benefit plans and under the terms of the Company’s tax-qualified defined benefit pension plan, and any compensation he may receive pursuant to any other employment and (B) to provide health and life insurance benefits at least as favorable as those provided to him immediately prior to his Termination Date; provided, however, that any life or health insurance benefit shall cease immediately if Executive becomes entitled to a comparable benefit from other employment. In addition, in the event that the Executive’s employment is terminated pursuant to this Section 4(a), all non-vested stock options, SARs, RSUs and other equity incentive compensation awards held by him on the Termination Date shall become immediately and fully vested and/or exercisable, as applicable.
     (iii) The determination of Disability shall be made only after 30 days notice to Executive and only if Executive has not returned to performance of his duties during such 30-day period. In order to determine Disability, both the Company and Executive shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the Company’s disinterested directors.
             (b) Death. In the event that Executive shall die during the term of this Agreement, the Company shall pay Executive’s base salary for a period of twelve (12) months following the date of his death and in the manner otherwise payable hereunder, to such person or persons as Executive shall have directed in writing or, in the absence of a designation, to his estate (the “Beneficiary”). The Company shall also pay the cost of premiums for continuation health care coverage under Section 4980B of the Code (“COBRA”) (or, if applicable, the continued health coverage provisions under Section 1366.20 et seq. of the California Health & Safety Code or Section 10128.50 et seq. of the California Insurance Code (“Cal-COBRA”)) for the Executive’s dependents who are covered at the time of his death for a period twelve (12) months following Executive’s death or, if less, the maximum period such coverage is available under COBRA or Cal-COBRA, as applicable. In addition, in the event Executive’s employment is terminated pursuant to this Section 4(b), all non-vested stock options and other equity incentive compensation awards held by Executive on the Termination Date shall become immediately and fully vested and/or exercisable, as applicable. If Executive’s death occurs while he is receiving payments for Disability under Section 4(a)(ii) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Subsection (b), which shall continue for a period of twelve months thereafter at the full rate of compensation in effect immediately prior to the Disability. This Agreement in all other respects will terminate upon the death of Executive; provided, however, that the termination of the Agreement shall not affect Executive’s entitlement to all other benefits to which he has become vested or which are otherwise payable in respect of periods ending prior to its termination.
          (c) Cause. The Company may terminate Executive’s employment under this Agreement for “Cause.” A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach, (ii) Executive’s failure to comply with directions of the Board or the Chief Executive Officer of the Company that is not remedied within a reasonable period of time after receipt of written notice from the Board or the Chief Executive Officer specifying such failure, (iii) any act by Executive of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect subsidiary or affiliate of the Company, (iv) Executive’s willful violation of any law, rule or regulation in connection with his duties (other than traffic violations or similar offenses); (v) Executive’s commission of any act of moral turpitude, (vi) Executive’s conviction by a court of competent jurisdiction of a felony, or (vii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Executive from office of the Company or its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of the Company or any of its subsidiaries. If Executive shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in the conduct of the Company’s or any of its subsidiaries’ affairs by any federal or state regulatory authority having jurisdiction in the matter, the Company’s obligations under Sections 3(a), 3(b), 3(c) and 3(d) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Executive, or if the conviction is overturned on appeal, then Executive shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that the Company’s obligations under Sections 3(a), 3(b), 3(c) and 3(d) hereof are suspended, Executive shall continue to participate in the plans, benefits and programs described in Sections 3(e), 3(f) 3(g), 3(h), 3(i), 3(j), and 3(k) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of the Company’s obligations hereunder shall terminate; provided, however, that the termination of Executive’s employment pursuant to this Section 4(c) shall not affect Executive’s entitlement to all benefits in which he has become vested (including, without limitation, rights of indemnification and amounts due under Section 5) or which are otherwise payable in respect of periods of service ending prior to his termination of employment.
            (d) Termination by the Company Other than For Cause; Good Reason. The Company may terminate Executive’s employment without Cause, and Executive may terminate his employment for Good Reason.
          (i) For purposes of Section 4(d)(iii), “Good Reason” shall be deemed to occur if the Board (A) requires Executive to report to any person or entity other than Angelo Mozilo or the Board, (B) elects a person other than Executive to succeed or replace Angelo Mozilo as the Company’s Chief Executive Officer without Executive’s consent, or (C) reorganizes management so as to require Executive to report to a person or persons other than the current Chief Executive Officer or the Board. Executive shall not have Good Reason to terminate employment with the Company (or otherwise have the right to claim that he has been constructively terminated from employment) due solely to the fact that the Company shall cease to be a public company and shall become a subsidiary of another publicly-traded corporation.
          (ii) Except as provided in Section 4(d)(iv), if Executive’s employment shall be terminated during the Term by the Company other than for Cause, then (A) for a period of two years following the Termination Date (the “Severance Period”), the Company shall (I) continue to pay to Executive his annual base salary at the rate in effect on the Termination Date and (II) provide life and health insurance benefits at least as favorable as those provided prior to Executive’s termination of employment under Section 3(e) hereof, (B) the Company shall pay to Executive, within ten (10) days after the end of each calendar year ending during the Severance Period, an amount equal to the average of the annual cash bonus paid or payable to Executive pursuant to Section 4(b) of his Second Restated Employment Agreement entered into as of February 28, 2003 (the “Prior Agreement”) and/or Section 3(c) of this Agreement, as applicable, in respect of the two (2) calendar years immediately preceding the calendar year in which Executive’s Termination Date occurs (the “Bonus Rate”), and (C) all stock options, SARs, RSUs and other grants of equity incentive compensation awards held by Executive on the Termination Date shall become immediately and fully vested and/or exercisable, as applicable.
          (iii) Except as provided in Section 4(d)(iv), if Executive’s employment shall be terminated during the Term by the Executive for Good Reason, then (A) all stock options, SARs, RSUs and other grants of equity incentive compensation awards held by Executive on the Termination Date shall be come immediately and fully vested and/or exercisable, as applicable, and (B) the Company may award Executive such severance as determined by the Company in its sole discretion.
          (iv) If after a “Change in Control” (as defined in the Company’s Change in Control Severance Plan as amended and restated June 14, 2006) and during the Term of this Agreement Executive’s employment shall be terminated by the Company other than for Cause, or if Executive terminates his employment for Good Reason (as defined below), then (A) the Company shall pay Executive in a single payment as soon as practicable after the Termination Date, as severance pay and in lieu of any further salary and incentive compensation for periods subsequent to the Termination Date, an amount in cash equal to three times the sum of (I) Executive’s annual base salary at Termination Date and (II) the greater of (x) the Bonus Rate and (y) the bonus and/or incentive award paid for the fiscal year immediately preceding the date of the Change in Control, (B) the Company shall continue to provide for three years from the Termination Date the life and health insurance benefits at least as favorable as those provided prior to his termination of employment under Section 3(e) hereof, provided that the life and health insurance coverage and benefits provided during this period shall be no less favorable to Executive and his dependents than the most favorable of such coverages and benefits provided Executive and his dependents during the 90-day period immediately preceding the Change in Control or as of any date following the Change in Control but preceding the date of Executive’s termination and (C) all stock options, SARs, RSUs and other grants of equity incentive compensation awards held by Executive on the Termination Date shall become immediately and fully vested and/or exercisable, as applicable. For purposes of this Section 4(d)(iv), “Good Reason” shall be deemed to occur if the Company (w) requires Executive to report to anyone other than Angelo Mozilo or his successor as Chief Executive Officer of the Company or the Board, (x) breaches this Agreement in any material respect, (y) requires that Executive be based anywhere more than fifty (50) miles from the office where Executive is located as of the date hereof, or (z) a material diminution in Executive’s status, title, position and responsibilities. Notwithstanding the foregoing, the Executive shall not have Good Reason to terminate employment with the Company (or otherwise have the right to claim that he has been constructively terminated from employment) due solely to the fact that the Company shall cease to be a public company and shall become a subsidiary of another publicly-traded corporation.
          (v) Notwithstanding anything to the contrary in this Section 4(d), any life or health insurance benefit shall cease immediately if Executive becomes entitled to a comparable benefit from other employment.
            (e) Resignation. If Executive resigns voluntarily without Good Reason as defined in Section 4(d)(i) or Section 4(d)(iv), whichever is applicable, during the Term of this Agreement, all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Executive’s employment pursuant to this Section 4(e)

shall not affect Executive’s entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods of service ending prior to his termination of employment.
          (f) End of Term of Agreement. In the event that, at least ninety (90) days prior to the Expiration Date, the Company has not offered Executive a new employment agreement containing at least the same material terms as this Agreement, and Executive ceases to be employed by the Company at the Expiration Date (a “Qualifying Expiration”), then all non-vested stock options, SARs, RSUs and other equity incentive compensation awards held by him shall become immediately and fully vested and/or exercisable, as applicable, and the Company may award such severance as determined by the Company in its sole discretion. Executive shall also be entitled to those benefits and awards, including the annual incentive compensation award pursuant to Section 3(c) of this Agreement for the last year of service, in which he has become vested or which are otherwise payable with respect to periods of service ending prior to or on the Expiration Date. Executive shall not otherwise be entitled to any specific severance payment or other benefits as a result of a Qualifying Expiration.
          (g) Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by a written Notice of termination (the “Notice of Termination”) to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The “Termination Date” shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Executive’s employment hereunder for any reason, the Company shall pay Executive his full base salary through the Termination Date, plus any benefits which have been earned or become payable, but which have not yet been paid as of such Termination Date.
          (h) Exclusive Remedy. Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of employment or this Agreement and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Executive’s receipt of vested benefits to which Executive is otherwise entitled to receive under any contract or agreement relating to benefit plans contemplated by Section 3 in effect as of the date of termination, except as explicitly modified by this Agreement.
          (i) Release. The Company may condition its payments of any amounts hereunder following termination of Executive’s employment for any reason upon delivery to it of a full and complete release of all claims by Executive, in form and substance satisfactory to the Board but not containing any additional post-employment restrictions other than those contained herein. Executive represents and warrants that as of the effective date of this Agreement he is not aware of, and has no intention to assert, any claims against the Company in connection with matters arising prior to the date hereof.

          (j) No Limitation. The Company’s exercise of its right to terminate this Agreement shall be without prejudice to any other right or remedy to which it or any of its affiliates may be entitled at law, in equity or under this Agreement.
          (k) Effect of Termination or Expiration. Notwithstanding any other provision of this Agreement to the contrary, the termination or expiration of this Agreement or Executive’s employment shall not affect the provisions of Section 6 and the other provisions of this Agreement necessary to enforce the same, and all such provisions shall, to the extent set forth in Section 6, survive any such termination or expiration.
     5. Indemnification.
          To the fullest extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of the Company as from time to time in effect, and any indemnity agreements entered into from time to time between the Company and Executive, the Company shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Company, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the Term of this Agreement covering the other officers or directors of the Company.
     6. Covenants by Executive.
          (a) Noncompetition. Executive agrees that, during the Term and for twelve (12) months following the termination of his employment under this Agreement for any reason, Executive will not, directly or indirectly, without the consent of the Board, compete directly or indirectly with the Company or any or its subsidiaries in the businesses then conducted by the Company or any of its subsidiaries.
          (b) Antisolicitation of Customers. Executive promises and agrees that during the Term and for twelve (12) months following the termination of his employment under this Agreement for any reason, Executive will not influence or attempt to influence customers of the Company or any of its subsidiaries, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the Company or any of its subsidiaries.
          (c) Antisolicitation of Employees and Independent Contractors. Executive promises and agrees that, during the Term and for twelve (12) months following the termination of his employment under this Agreement for any reason, Executive will not, directly or indirectly, (i) influence or advise any other person to employ or solicit for employment any person who, as of the date of the Executive’s termination of employment with the Company, in the service of the Company, its subsidiaries or affiliates or (ii) influence or advise any person who is or shall be in the service of the Company or any of its subsidiaries or affiliates, to leave the service of the Company, its subsidiaries or affiliates.
          (d) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secret and other confidential information, knowledge or data relating to the Company that shall have been obtained by Executive during employment by the Company and that shall not be or become public knowledge (other than by acts by Executive in violation of this Agreement). During the Term and after termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Executive agrees that all designs, lists, materials, books, files, reports, correspondence, records, and other documents used, prepared, or made available to Executive during the Term, shall be and shall remain the property of the Company. Upon the termination of employment, all such materials shall be returned immediately to the Company, and Executive shall not make or retain any copies thereof.
          (e) Other Agreements. Executive represents that he is not bound by the terms of any other agreement that will interfere or conflict with the terms of this Agreement.
          (f) Survival. The provisions of this Section 6 should survive the expiration, suspension or termination, for any reason, of this Agreement.
     7. Section 409A.
          Notwithstanding any provision of this Agreement to the contrary, but subject to the last sentence of this Section 7, upon Executive’s termination of employment with the Company for any reason other than death, Executive shall not be entitled to receive any payments of, or benefits that constitute, deferred compensation (as defined in Section 409A of the Code (“Section 409A”)) until the earlier of (i) the date which is six (6) months after his termination of employment or (ii) the date of his death (the “Section 409A Period”), at which time the Company shall pay all delayed payments to Executive in a lump sum. With respect to any benefit that the Company cannot provide during the Section 409A Period pursuant to the preceding sentence, Executive shall pay the cost or premium for such benefit during the Section 409A Period and be reimbursed by the Company therefor promptly after the end of the Section 409A Period. The Company shall pay Executive interest on any payments or benefits that are deferred pursuant to this Section 7 at a rate per annum equal to 110% of the applicable short-term Federal rate under Section 127(d) of the Code in effect for the month in which Executive’s employment terminates. The provisions of this Section 7 shall apply only if, and only to the extent, required to avoid subjecting Executive to additional taxes and/or penalties under Section 409A.
     8. Other Provisions.
          (a) Excise Tax Gross-Up.
               (A) Except as provided in subsection (B), in the event it shall be determined that any payment or distribution of any type, including accelerated vesting, to or for the benefit of Executive, by the Company, any “affiliate” (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Company, any “person”, (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any “affiliate” of such

“person”, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
               (B) Notwithstanding subsection (A) or any other provision of this Agreement to the contrary, in the event that the Payments (excluding the payment provided for in subsection (A)) exceed by less than 10% or $100,000, the maximum amount of Payments which if made or provided to Executive would not be subject to an Excise Tax, Executive will not be entitled to a Gross-Up Payment and the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax; it being the intent of the parties that the Payments shall be reduced only if the economic detriment to Executive (on a pre-tax basis) is less than the greater of $100,000 or 10% of the Payments. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as defined below). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.
               (C) The determination of whether the Payments shall be reduced pursuant to this Agreement and the amount of such reduction, all mathematical determinations, and all determinations as to whether any of the Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this subsection (C), shall be made by an independent accounting firm selected by Executive from among the five (5) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive and the Company that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid (including through withholding of taxes) to Executive no later than the due date for payment of the Excise Tax. Any determination by the Accounting Firm shall be binding upon the

Company and Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayment”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a Gross-Up Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive repaying to the Company an amount which is less than the Overpayment. The cost of all such determinations made pursuant to this Section shall be paid by the Company.
          (b) Successors. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of the Company or similar transaction. The Company shall not agree to any such transaction unless the successor to or assignee of the Company’s business and/or assets in such transaction expressly assumes all obligations of the Company hereunder. The obligations and duties of Executive hereby shall be personal and not assignable.
          (c) Waiver. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other rights. A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver shall be binding unless in writing, designated as a waiver, and signed by the party waiving the breach.
          (d) Modification. This Agreement may not be amended or modified other than by a written agreement designated as an amendment and executed by Executive and the Company, following approval of the Board.
          (e) Remedies of Employer. Executive acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to the Company. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Executive agrees and consents that if he violates any of the material provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the Term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Executive from committing or continuing any violation of this Agreement, or from the performance of services to any other business entity, or both.
          (f) Severability. If any provision of this Agreement is held invalid of unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
          (g) No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 4(a)(iii) and 4(d)(iii) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
          (h) Arbitration. The parties acknowledge that they have previously entered into a Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”). The parties hereby incorporate herein by reference the terms of the Arbitration Agreement. Any dispute arising regarding this Agreement and/or any other matter covered by the Arbitration Agreement shall be subject to binding arbitration pursuant to the terms of the Arbitration Agreement, except as expressly provided herein.
          (i) Complete Agreement. This instrument, the Arbitration Agreement and the rights, duties and benefits under Company-sponsored benefit plans contemplated under Section 3, constitute and contain the entire agreement and understanding concerning Executive’s employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof (including, but not limited to, the Prior Agreement). This is an integrated document.
          (j) Withholding. All amounts payable under this Agreement are subject to any and all withholding and other authorized deductions, as required or permitted by applicable law.
          (k) Governing Law. This Agreement has been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the such state without regard to principles of conflict of laws.
          (l) Construction. Each party has cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. Without limiting the generality of the foregoing, each party agrees that the provisions of California Civil Code Section 1654 have no application and are expressly waived. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (m) Communications. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, if mailed by registered, certified or express mail, postage prepaid, or if delivered to a recognized courier service, addressed if to Executive at Executive’s address on the Company’s payroll records, and with a copy to McCarter & English, LLP, 245 Park Avenue, New York, NY 10167, Attn: Steven Eckhaus, Esq. 212.609.6800 (tel), 212. 645.0452 (fax) seckhaus@mccarter.com, or if addressed to the Company, at the Company’s principal executive offices (Attention: Chief Executive Officer). Either party may change the address at which notice shall be given by written notice given in the above manner.
          (n) Attorneys’ Fees in Action on Contract. If any litigation or arbitration shall occur between the Executive and the Company, which litigation or arbitration arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such litigation or arbitration, in addition to any other judgment or award, shall be entitled to receive such sums as the court or arbitrator hearing the matter shall find to be reasonable as and for the attorneys’ fees of the prevailing party.
          (o) Execution. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
          (p) Legal Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
          IN WITNESS WHEREOF, the parties entered into this Agreement as of the date first above written.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ Angelo R. Mozilo

Title:	Chairman of the Board and CEO

Date:	3/27/07

EXECUTIVE:

/s/ David Sambol

David Sambol

Date:	3/27/07